EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
REPORT OF INDEPENDENT AUDITORS

To the Members and Board of Managers of
Excelsior Venture Investors III, LLC

In planning and performing our audit of the financial statements of Excelsior Venture Investors III, LLC ("the
Fund") for the year ended October 31, 2004, on which we have issued our report dated December 21, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policy and procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weakness under standards of the Public Company
Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2004.

This report is intended solely for the information and use of management and the Board of Managers of Excelsior
Venture Investors III, LLC and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE, LLP
December 21, 2004



EXHIBIT B:
The Board of Managers (the "Board") and the Audit Committee of Excelsior Venture Investors III, LLC ( the "Audit Committee"), on October 28, 2004, terminated Ernst & Young, LLP ("E&Y") as the
Fund's independent registered public accounting firm as a result of concerns regarding their independence at the time of the issuance of their report on the Fund's October 31, 2003 financial statements. These concerns are the result of certain real estate consulting services performed by E&Y on a contingent fee basis for Charles Schwab & Co., Inc., which is an affiliate of the Adviser. During the year ended October 31, 2003, and in the subsequent interim period, in which E&Y served as independent registered public accounting firm for the Fund, there were no disagreements between E&Y and the Fund on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The audit report of E&Y on the Fund's statement of assets and liabilities, including the portfolio of investments, as of October 31, 2003 and the related statements of operations, changes in net assets, and cash flows, and financial highlights for the year then ended (collectively, the "financial statements") did not contain an adverse opinion or a disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope, or accounting principles. The Fund has no reason to believe that the Fund's financial statements as of October 31, 2003 were not prepared in accordance with generally accepted accounting principles, or that such financial statements do not fairly represent, in all material respects, the financial condition of the Fund as of that date. The Board and the Audit Committee have engaged Deloitte & Touche, LLP ("D&T") as the Fund's independent registered public accounting firm and D&T will perform a re-audit of the Fund's financial statements as of October 31, 2003. The results of this re-audit will be reported to the Fund and its shareholders upon its completion.



EXHIBIT C:

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Sub-Item 77K, Changes in Registrant's
Certifying Accountant, of Form N-SAR dated December 30,
2004, of Excelsior Venture Investors III, LLC and are in agreement with the statements contained in the third and fourth sentences there under. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Boston, Massachusetts
December 30, 2004